Exhibit 10.1

PERSONAL CARE EXCLUSIVE SALES AND MARKETING AGREEMENT

This Personal Care Exclusive Sales and Marketing Agreement (hereinafter called “Agreement”), to be effective as of this 23rd day of April, 2008 (hereinafter the “Agreement Date”), is by and between ForeverGreen International, LLC, a limited liability company organized under the laws of Utah and having its principal place of business at 972 North 1430 West, Orem, Utah USA (“ForeverGreen”) and Marine Life Sciences, LLC (“MLS”), a limited liability company organized under the laws of the state of Nevada and having its principal place of business at 2157 Lincoln Street, Salt Lake City, Utah 84106.

WHEREAS, ForeverGreen is the owner of the formulas of the Subject Products as defined below;

WHEREAS, ForeverGreen is willing and able to grant an exclusive right to market and sell the Subject Products to MLS for sales by MLS in Retail Stores in the Territory consisting of select international locations according to the terms of this Agreement;

WHEREAS, MLS desires to obtain said exclusive right to market and sell the Subject Products only in and through Retail Stores in the Territory.

NOW, THEREFORE, for and in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.      DEFINITIONS AS USED HEREIN

1.1

The term “Subject Products” shall mean the base formulations excluding the Alpha-3 CMP ingredient for the ForeverGreen approved personal care products branded as SecreSea Youth Serum, Mineral Mask, Hydrating Cream, pH Toner and Scrub. In addition, the term “Subject Products” shall include any improvements or changes to the now current formulations for the approved products listed on Exhibit “A” whether made by ForeverGreen or MLS.

1.2

The term “Territory” shall mean and include the entire world.

1.3

The term “Retail Stores” shall mean any physical location in a building structure where public customers shop for merchandise including but not limited to other retail store outlets such as internet, infomercial and/or catalog sales. The term “Retail Stores” does NOT mean direct selling via network marketing.

1.4

The term “Subject Products Sold” shall mean the total amount of ForeverGreen approved Subject Products, not limited to but, including demonstration, samples, market giveaways or promotions for or on behalf of MLS or its affiliates in each calendar month.

1.5

The term “the Parties” shall mean ForeverGreen and MLS.

2.     GRANT OF RIGHT

ForeverGreen hereby grants to MLS the exclusive right to market, sell and offer for sale in Retail Stores throughout the Territory.  MLS covenants and agrees to purchase the Subject Products through a ForeverGreen approved vendor such as Sun Deep Cosmetics, Inc.

3.     MARKETING

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3.1

MLS shall use all reasonable efforts to effect the sale of Subject Products in Retail Stores in the Territory as soon as practicable.

3.2

ForeverGreen and MLS will communicate in writing regarding any future improvements to the Subject Products. Such improvements must be approved by ForeverGreen prior to any introduction by MLS to ensure a combined effort to exploit and market the improved Subject Products.

3.3

MLS shall provide written notice to ForeverGreen when product orders are placed by MLS to the manufacturer for Subject Products by providing a copy of the purchase order.

3.4

MLS will provide to ForeverGreen written notice of all existing and new product registrations in any country in the Territory within ten (10) days of the execution of this Agreement or the receipt of new product registrations. MLS will coordinate with ForeverGreen all product registrations involving the Subject Products in the Territory to advance the Parties mutual interests.

3.5

MLS shall only use a ForeverGreen approved manufacturer for the Subject Products. Currently, the approved manufacturer of the Subject Products is Sun Deep Cosmetics, Inc.

3.6

Prior to the official opening of any market whether foreign or domestic by MLS, MLS shall disclose to ForeverGreen the MLS plan and other material information relating to any proposed expansion of marketing the Subject Products.  This plan will include but is not limited to the retail pricing model for each market. If ForeverGreen objects to any aspect of the MLS proposed expansion plan, it shall communicate said objection(s) to MLS.  The Parties agree to use their best efforts to reach a mutually satisfactory agreement relative to any and all objections.

3.7

The Parties will share with and distribute to each other any appropriate data regarding the Subject Products including, but not limited to, research results including clinical and laboratory projects, published research articles or papers, and any Subject Products licenses or registrations with government agencies.

4.     PAYMENTS AND REPORTS

4.1

MLS shall pay to ForeverGreen a royalty amount of thirty five percent (35%) of their cost of the Subject Products purchased from Sun Deep Cosmetics or similar pre-approved ForeverGreen products listed on Exhibit A, which may be updated from time to time with mutual written agreement of the Parties.

4.2

Payment of the royalties specified in paragraph 4.1 shall be made by MLS to ForeverGreen within thirty (30) days after the end of each month during the term of this Agreement.

4.3

Each month a written statement of the Subject Products Sold during such calendar month shall be prepared and certified correct by an authorized signatory of MLS and shall be sent to ForeverGreen.  MLS will allow ForeverGreen reasonable and direct access and verification of MLS’s manufacturers or suppliers of Subject Products Sold whether the manufacturer or supplier is direct or indirect.  MLS will work out an arrangement with all manufacturers or suppliers of Subject Products to allow for verification of Subject Products Sold in each and every calendar month.  All accounting statements will be sent on a monthly basis to ForeverGreen, Attn:  Chief Financial Officer at 972 North 1430 West, Orem, Utah 84057.  All

Royalty Payments to ForeverGreen will be made to ForeverGreen International, LLC and sent to ForeverGreen International at 972 North 1430 West, Orem, Utah 84057.

4.4

Should MLS fail to make any payment whatsoever due and payable to ForeverGreen hereunder at the time it is due, it shall be deemed an event of default as provided for under Paragraph 7.2.

4.5

All payments due hereunder shall be paid by check or bank wire payable in United States of America currency to ForeverGreen, or to the account of ForeverGreen at such bank as ForeverGreen may from time to time designate by notice to MLS.

4.7

In the event that any payments due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the rate of prime plus two percent per annum.  If any payments are past due for a period in excess of thirty days from the payment due date, the interest rate shall increase to 18% per annum for the entire amount of any unpaid balance.  Each payment shall be applied firstly to past due interest and secondly on account of the principal amount due and owing.  Each payment when made shall be accompanied by interest accrued to the date of payment.  The payment and acceptance thereof shall not negate or waive the right of ForeverGreen to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

5     RECORDS AND INSPECTION

MLS shall maintain or cause to be maintained a true and correct set of records pertaining to the production of the Subject Products Produced and the sales of the Subject Products.  During the term of this Agreement, should any disagreement arise as to the amount of any payment, the Parties shall mutually appoint an independent accountant to perform an audit of MLS’s records during ordinary business hours. In all cases where the audit reveals an underpayment of greater than 2%, the underpayment must be paid in full with interest at 18% (eighteen percent)  per annum from the original due date of the underpayment to the date underpayment is paid.  Where the audit reveals an underpayment of greater than 5%, the underpayment  must be paid in full with interest at 18% (eighteen percent)  per annum from the original due date of the underpayment to the date underpayment is paid and MLS must pay the cost of the audit. In the event the audit reveals an underpayment of royalty due to fraud of more than 5% (five percent) of the royalty originally paid by MLS for the period being audited, MLS will pay a penalty equal to the amount of the underpayment. This 100% penalty shall be paid to the party to whom the payment should have been made.  In addition MLS shall be responsible for any and all costs incurred by ForeverGreen in connection with any audit or investigation which results in the determination of an underpayment of royalties.

6.     PROPRIETARY INFORMATION

            6.1   DEFINITION

“Proprietary Information” as used herein shall mean all or any portion of only the : (a) written, recorded, graphical or other information in tangible form disclosed during the term of this Agreement, by one party to the other party which is labeled “Proprietary”, “Confidential”, or with a similar legend denoting the proprietary interest therein of the disclosing party; (b) oral information which is disclosed by one party to the other party to the extent it is identified as “Proprietary” or “Confidential” at the time of oral disclosure, is reduced to written or other tangible form within thirty (30) days of oral disclosure, and such written or tangible form is labeled “Proprietary”, “Confidential”, or with a similar legend denoting the proprietary interest therein of the disclosing party; and (c) models and other devices delivered or disclosed, during the Term of this Agreement, by one party to the other party which have been identified in writing at the time of disclosure as being proprietary to the disclosing party; and provided further, however, Proprietary Information shall not include any data, information or device that is: (i) in the possession of the receiving party prior to its disclosure by the disclosing party and not subject to other restriction on disclosure; (ii) independently developed by the receiving party; (iii) publicly disclosed by the disclosing party; (iv) rightfully received by the receiving party from a third party without restrictions on disclosure; (v) approved for unrestricted release or unrestricted disclosure by the disclosing party; or (vi) produced or disclosed pursuant to applicable laws, regulations or court order, provided the receiving party has given the disclosing party prompt notice of such request so that the disclosing party has an opportunity to defend, limit or protect such production or disclosure.

            6.2      RESTRICTIONS

 The Parties agree, for a period of five (5)  years from the date of disclosure, without the prior written consent of the other Party regarding a specific contemplated transaction: (a) not to disclose Proprietary Information of the other Party outside of the receiving Party (b) to limit dissemination of the other Party’s Proprietary Information to only those of the receiving Party’s officers, directors and employees who require access thereto to perform their functions regarding the purposes of his Agreement; and (c) not to use Proprietary Information of

the other Party except for the purposes of this Agreement, which purposes shall include disclosure to subcontractors and second sources, both in accordance with nondisclosure agreements.  The standard of care to be exercised by the receiving Party to meet these obligations shall be the standard exercised by the receiving Party with respect to its own proprietary information of a similar nature, but in no event less than due care.

             6.3     OWNERSHIP

Each Party retains all rights and title to all Proprietary Information, in any form, disclosed to the other Party pursuant to this Agreement.  Each Party acknowledges that such information is of substantial value and that any disclosure or misuse of such information is harmful to the originating Party.

            6.4     NONDISCLOSURE AGREEMENTS AND CONFIDENTIALITY

The Parties shall only disclose Proprietary Information to those employees and independent contractors who require access to the Proprietary Information to permit a Party to exercise its rights and perform its obligations under this Agreement.  A Party shall not disclose any Proprietary Information to any employee or independent contractor unless the employee or independent contractor has signed a nondisclosure agreement incorporating provisions obligating the employee or independent contractor to maintain the confidentiality of the other Party’s Proprietary Information.  The Parties agree to keep the terms and conditions of this Agreement confidential and proprietary among the Parties and/or their affiliates.

6.5

MLS shall develop and use its own branding, packaging and labeling to avoid any confusion with ForeverGreen products.  In addition, MLS shall obtain ForeverGreen approval for the branding, packaging, labeling, marketing materials, sales materials and other related protected, digital or filmed communications or any other written descriptions of the Subject Products in the Territory.

7.     TERM, TERRITORY  AND TERMINATION

                 7.1    Unless earlier terminated as hereinafter provided, this Agreement shall continue in full force and effect for a period of five (5) years from April 1, 2008 through March 31, 2013.  If MLS has met the terms of this Agreement for the first five (5) years, MLS shall have the option to extend this Agreement for an additional five (5) years subject to the successful negotiation between the Parties of the Royalty Payments for the additional five (5) year term.

                 7.2     In the event of default or failure by MLS to perform any of the terms, covenants or provisions of this Agreement, MLS shall have thirty (30) days after the giving of written notice of such default by ForeverGreen to correct such default.  If such default is not corrected within the said thirty (30) day period, ForeverGreen shall have the right, at its option, to cancel and terminate this Agreement.  The failure of ForeverGreen to exercise such right of termination for any non-payment or otherwise shall not be deemed to be a waiver of any right ForeverGreen might have, nor shall such failure preclude ForeverGreen from exercising or enforcing said right upon any subsequent failure by MLS.

                 7.3     ForeverGreen shall have the right, at its option, to cancel and terminate this Agreement in the event that MLS shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for MLS and MLS shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

                   7.4     At the date of any termination of this Agreement pursuant to Paragraph 7.2 hereof for breach by MLS, or pursuant to Paragraph 7.3 hereof, as of the receipt by MLS of notice of such termination, MLS shall immediately cease using any of the Subject Products, provided, however, that MLS may dispose of any Subject Products actually in the possession of MLS prior to the date of termination, subject to the MLS paying all Royalty amounts due with respect thereto and otherwise complying with the terms of this Agreement.

                   7.5     No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.  The obligations of Section 6 shall survive termination of this Agreement.

     8     ASSIGNABILITY

This Agreement and the rights granted hereunder shall not be assigned by either Party without the prior written consent of the other Party.

      9      GOVERNMENTAL COMPLIANCE

MLS shall at all times during the term of this Agreement and for so long as it shall sell Subject Products comply and cause its subsidiaries and affiliates to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Subject Products or any other activity undertaken pursuant to this Agreement.

         10      ADDRESSES

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

           In the case of MLS to:

Greg Popp

2157 Lincoln Street

Salt Lake City, Utah 84106

In the case of the ForeverGreen to:

ForeverGreen International

Ron Williams – President

972 North 1430 West

Orem, Utah  84057

With a copy to:

ForeverGreen International

Attn:  General Counsel

972 North 1430 West

Orem, Utah  84057

        11     ADDITIONAL PROVISIONS

                     11.1    Indemnity and Insurance.  Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Subject Products.  MLS agrees that it will defend, indemnify and hold harmless ForeverGreen, its researchers, employees, officers, trustees, directors, and each of them (the “ForeverGreen Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the ForeverGreen Indemnified Parties related directly or indirectly to or arising out of any action taken or omission by the MLS.  ForeverGreen agrees that it will defend, indemnify and hold harmless MLS, its employees, officers, trustees, directors and agents and each of them (the “MLS Indemnified Parties”) from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the MLS Indemnified Parties related directly or indirectly to or arising out of any action taken or omission by  ForeverGreen.  Each Party shall assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the other Party, including but not limited to all reasonable attorneys’ fees and costs of litigation or other defense.  MLS shall have product liability and other general insurance coverage for their respective business activities related to the Subject Products in commercially reasonable amounts.

                    11.2    The parties agree to binding arbitration pursuant to the provisions of the American Arbitration Association, provided however, that this arbitration provision shall not preclude either Party from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of either Party’s trade secrets or confidential and proprietary information.  The arbitrator shall award costs and fees, including reasonable attorneys’ fees, to the prevailing party, or he/she shall be free to apportion costs and fees as he/she deems reasonable under the circumstances.  This Agreement and the terms hereof shall be governed by the laws of the state of Utah.

                    11.3     Disclaimers.  Neither ForeverGreen nor any of its officers, employees, directors, or agents assume any responsibility for the manufacture, product specifications, sale or use of the Subject Products which are manufactured by or for MLS or sold by MLS.

                    11.4     Independent Contractors.  The Parties herby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party.  Nothing in this relationship shall be construed to create a relationship of joint venture partnership, fiduciary, or other similar relationship between the Parties.

                    11.5     DISCLAIMER OF WARRANTY. FOREVERGREEN MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT PRODUCT AND FOREVERGREEN MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT PRODUCT OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON IF ANY, OR THAT THE SUBJECT PRODUCT IS OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

                    11.6     Non-Waiver.  The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms providing for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

                     11.7     Reformation.  All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of the Agreement shall remain binding upon the Parties hereto.

                      11.8     Force Majeure.  No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure that are circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

                       11.9     Entire Agreement.  The terms and conditions herein constitute the entire Agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.  No agreement or understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

MLS MARINE LIFE SCIENCES, LLC Name: /s/ Greg Popp Title: President Date:4/23/08	ForeverGreen FOREVERGREEN INTERNATIONAL, LLC, a Limited Liability Company Name: /s/ Paul Frampton /s/ Chris Patterson Title: CFO General Counsel, COO Date: 4/23/08

EXHIBIT A:  Product Royalty Schedule